Sub-Item 77Q1(a)

                         THIRD CERTIFICATE OF AMENDMENT
                               DATED JUNE 1, 2010
                                     TO THE
                           FIRST AMENDED AND RESTATED
                       AGREEMENT AND DECLARATION OF TRUST
                            DATED SEPTEMBER 12, 1996

     WHEREAS, the Trustees of Van Kampen American Capital Bond Fund, a Delaware business trust (the "Trust"), have approved the amendment of the Trust's First Amended and Restated Agreement and Declaration of Trust dated September 12, 1996 ("Declaration of Trust") in accordance with Section 9.5 thereof;

     WHEREAS, the Trustees have authorized the proper officers of the Trust, including the officer whose name appears below, to effect such amendment;

     NOW, THEREFORE, the Declaration of Trust is amended as follows:

1. The first sentence of Section 1.1 is amended and restated in its entirety to read as follows:

          1.1 Name. The name of the Trust shall be

               "INVESCO VAN KAMPEN BOND FUND"

          and so far as may be practicable, the Trustees shall conduct the Trust's activities, execute all documents and sue or be sued under that name, which name (and the word "Trust" wherever used in this Agreement and Declaration of Trust, except where the context otherwise requires) shall refer to the Trustees in their capacity as Trustees, and not individually or personally, and shall not refer to the officers, agents or employees of the Trust or of such Trustees, or to the holders of the Shares of the Trust' or any Series. If the Trustees determine that the use of such name is not practicable, legal or convenient at any time or in any jurisdiction, or if the Trust is required to discontinue the use of such name pursuant to Section 10.7 hereof, then subject to that Section, the Trustees may use such other designation, or they may adopt such other name for the Trust as they deem proper, and the Trust may hold property and conduct its activities under such designation or name.

EXECUTED, to be effective as of June 1, 2010


                                        /s/ John M. Zerr
                                        ----------------------------------------
                                        John M. Zerr
                                        Senior Vice President